Exhibit 23.1

Consent of Independent Registered Public Accounting Firm

We consent to the incorporation by reference in Registration Statement Nos. 333-180168, 333-200685, and 333-221895 on Form S-8 of Electromed, Inc. of our report dated September 25, 2018, relating to our audit of the financial statements of Electromed, Inc., appearing in this Annual Report on Form 10-K for the year ended June 30, 2018.

/s/ RSM US LLP

Duluth, Minnesota

September 25, 2018